Exhibit 10.4
FIRST AMENDMENT
TO THE
PRUDENTIAL INSURANCE COMPANY OF AMERICA
DEFERRED COMPENSATION PLAN

(As amended and restated effective as of December 1, 2015)

(Amending to modify small balance distribution provisions, clarify that elections under special transition rules under IRC Section 409 may no longer be made, and provide the Committee with the discretion to determine how account balances are reallocated upon the elimination of a notional investment option)

Purpose and Background:

A.The Prudential Insurance Company of America Deferred Compensation Plan (the “Deferred Compensation Plan” or “Plan”) was last amended and restated effective as of December 1, 2015.

B.Pursuant to Section 8.1(a) of the Deferred Compensation Plan, the Committee established under Article VII of the plan may adopt certain amendments to the Plan without the approval of the Compensation Committee of the Board of Directors of Prudential, including any amendments that (i) are necessary or advisable for purposes of compliance with applicable laws and regulations; (ii) relate to administrative practices under the Deferred Compensation Plan; or (iii) have an insubstantial economic effect on the Deferred Compensation Plan.

C.Pursuant to Section 7.1 of the Deferred Compensation Plan, the Vice President - Compensation, a role currently held by Vice President, Head of Total Rewards and HR Operations (“VP-Total Rewards”) is deemed to be the Committee established under Article VII of the Deferred Compensation Plan.

D.To facilitate the smooth and effective administration of the Deferred Compensation Plan, the VP-Total Rewards deems it necessary and advisable to amend Section 3.3(b) of the Deferred Compensation Plan to clarify that Participants may no longer make changes to deferral elections pursuant to the special transition relief applicable under the guidance promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) that are not otherwise consistent with the specific requirements of the regulations under Section 409A of the Code.

E.In addition, the VP-Total Rewards deems it necessary and desirable to amend Section 4.3(b) of the Deferred Compensation Plan to increase the flexibility the 409A regulations allow to be exercised under the Plan in order to facilitate the distribution of small account balances to Participants.

F.Lastly, to provide for consistent administrative across the deferred compensation plans offered by Prudential, the VP-Total Rewards deems it necessary and advisable to amend Section 6.3 of the Deferred Compensation Plan to provide the Committee with the authority and discretion to determine how notional amounts are reallocated following the elimination of a notional investment option.

G.The VP-Total Rewards has determined that the foregoing amendments are within the scope of authority granted to her under the terms of the Deferred Compensation Plan.

Resolutions:

1.Effective April 24, 2024, Section 3.3(b) of the Deferred Compensation Plan is amended and restated to read as follows:

Special Transition Rule Elections. Any changes to elections by Participants or any class of Participants made in accordance with the special transition relief available prior to 2009 under the guidance promulgated under Section 409A of the Code to change either or both the Deferral Period and the distribution elections applicable to all or any specified portion of the Participant’s Post-2004 Account will be honored in accordance with such elections, unless modified after 2008 in accordance with the otherwise applicable provisions of the Plan.

2.Effective April 24, 2024, Section 4.3(b) of the Deferred Compensation Plan is amended and restated to read as follows:

(b) Small Account Balances – Lump Sum Cashout. Notwithstanding the foregoing, in the event the balance in the Participant’s Post-2004 Account, when coupled with the amounts credited to the Participant under all other account balance plans maintained by any of the 409A Service Recipients which are required to be aggregated with this Plan for purposes of Section 409A of the Code, is at any time (including benefit commencement) ten thousand dollars ($10,000) or less, the Committee may, in its sole discretion, pay out in a lump sum the amount of such Participant’s Post-2004 Account balance under this Plan and all other such account balance plans notwithstanding the form of benefit payment elected by the Participant under this Plan or any other plans aggregated herewith. For purposes of this Section 4.3(b), a Participant’s Account balance shall be valued in accordance with the general provisions of Section 6.4(a). Any such lump sum distribution shall be made as soon as practicable following the Committee’s determination to utilize this discretionary cashout provision, but in no event later than sixty (60) days following such determination, in accordance with the rules and procedures for small account distributions as established by the Committee from time to time.

3.Effective April 24, 2024, Section 6.3 of the Deferred Compensation Plan is amended and restated to read as follows:

Changing Indices

A Participant may change how the notional amounts reflected in his or her Account are deemed invested by completing an Account Reallocation Form. Such deemed investment allocations may be changed periodically, and in no event less than once per calendar quarter. Effective with the 2002 Plan Year, allocations may be changed monthly and changes will be effective on the first day of the following month. Effective from and after October 13, 2010, unless Corporate Compensation shall determine that, to the extent reasonably advisable to facilitate the administration of the Plan, changes in such allocations shall be made less frequently (but in no event less frequently than monthly), a Participant may change the manner in which the Participant’s Account is allocated among the notional investment options as of the close of business on any business day by notice delivered in such form and by such time as Corporate Compensation shall specify from time to time.

To the extent that additions to, or subtractions from, the number of indices/notional investment options are made under this Plan, Participants will be asked to complete an Account Reallocation Form to indicate if they wish to reallocate their notional Account balances. In the event no such Form is received, unless provided otherwise by the Committee, no changes to the Participant’s Account will be made except that, in the event a particular indices/notional investment option is eliminated and no Form has been completed, the notional amounts credited in such eliminated index shall be credited under the notional Fixed Account Fund as of the date of such elimination (or as soon as administratively practicable thereafter).

4.All capitalized terms not defined herein shall have the meanings ascribed to them in the Deferred Compensation Plan.

5.Except where otherwise expressly amended herein, the Deferred Compensation Plan is ratified and confirmed and shall continue in full force and effect.

Adopted on behalf of The Prudential Insurance Company of America.

Date: April 24, 2024	By:	/s/ Kate Tekker
Kate Tekker
Vice President
Head of Total Rewards and HR Operations